                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  FOAMEX INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                                     FOAMEX
                           FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                          Linwood, Pennsylvania 19061

DEAR STOCKHOLDERS:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1997 Annual Meeting of Stockholders which will be held on Thursday, May 22, 1997, at 10:30 a.m., local time, at the Company's offices, 1000 Columbia Avenue, Linwood, Pennsylvania. All holders of the Company's outstanding common stock as of April 14, 1997 are entitled to vote at the Annual Meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and Officers will be present at the Annual Meeting to respond to any questions you may have.

Please sign, date and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box on the Proxy Card.

                                    Very truly yours,

                                    /s/ Marshall S. Cogan

                                    MARSHALL S. COGAN
                                    CHAIRMAN OF THE BOARD

                           FOAMEX INTERNATIONAL INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 1997

                            ------------------------

    The Annual Meeting of Stockholders of Foamex International Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, on Thursday, May 22, 1997, at 10:30 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement.

        (a) To elect seven directors to serve until the 1998 annual meeting of stockholders or until their respective successors are duly elected and qualified;

        (b) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 28, 1997 ("Fiscal 1997"); and

        (c) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of Common Stock of record at the close of business on April 14, 1997 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through May 21, 1997, at the Company's offices, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and will also be available for inspection at the Annual Meeting.

    STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH HAS BEEN PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROMPT RETURN OF PROXY CARDS WILL ENSURE A QUORUM. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY, AND VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Philip N. Smith, Jr.

                                          PHILIP N. SMITH, JR.

                                          SECRETARY

                           FOAMEX INTERNATIONAL INC.
                              1000 COLUMBIA AVENUE
                          LINWOOD, PENNSYLVANIA 19061
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foamex International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 22, 1997, at 10:30 a.m., local time, at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about May 2, 1997.

    Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Foamex International Inc., Investor Relations, 375 Park Avenue, 11th Floor, New York, New York 10152, (212) 230-0400. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by May 15, 1997.

RECORD DATE AND VOTING SECURITIES

    Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

    Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

    The Board of Directors has fixed the close of business on April 14, 1997 as the record date (the "Record Date") for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 25,341,100 shares of common stock, par value $0.01 per share (the "Common Stock"), excluding treasury shares.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock is necessary to constitute a quorum. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held two meetings during the year ended December 29, 1996 ("Fiscal 1996") and acted by written consent five times. No director attended less than 75% of the board and committee meetings scheduled during Fiscal 1996. On March 7, 1997, Carl Spielvogel resigned as a director of the Company. Additionally, on April 21, 1997, John Rallis announced his retirement from the Company and his resignation as a director of the Company, effective as of May 22, 1997. In connection with the resignations of Mr. Spielvogel and Mr. Rallis, the Board of Directors of the Company will reduce the number of directors constituting the entire Board from nine to seven members.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Plan Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

    EXECUTIVE COMMITTEE. The Executive Committee held no meetings in Fiscal 1996. It is currently comprised of Marshall S. Cogan, who serves as its Chairman, Robert J. Hay, Andrea Farace and John Rallis. Mr. Farace was appointed to the Executive Committee on March 10, 1997. On May 22, 1997, Mr. Rallis will resign as a member of the Executive Committee and Salvatore J. Bonanno will be appointed to the Executive Committee. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company's Restated Certificate of Incorporation or By-laws.

    AUDIT COMMITTEE. The Audit Committee held one meeting in Fiscal 1996. It is comprised of Etienne Davignon, who serves as its Chairman, Mr. Hay and John V. Tunney, all of whom are non-employee directors. The Audit Committee is responsible for overseeing the Company's financial reporting process. The Audit Committee consults with management and the Company's independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firms of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants.

    COMPENSATION COMMITTEE. The Compensation Committee held two meetings during Fiscal 1996. It is comprised of Mr. Tunney, who serves as its Chairman and Stuart J. Hershon, both of whom are nonemployee directors. Prior to his resignation, Mr. Spielvogel was also a member of the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation to be paid to the executive officers of the Company.

    STOCK OPTION PLAN COMMITTEE. The Stock Option Plan Committee is comprised of Mr. Tunney, who serves as its Chairman, and Mr. Hershon. The Stock Option Plan Committee administers and makes awards under Company's Stock Option Plan. The Stock Option Plan Committee held two meetings during Fiscal 1996.

COMPENSATION OF DIRECTORS

    In 1993, the Company instituted the Foamex International Inc. Non-Employee Director Compensation Plan (the "NonEmployee Plan"), to provide compensation to its non-employee directors (the "Outside Directors"). Pursuant to the NonEmployee Plan, each Outside Director receives an annual retainer of $50,000, payable in cash or Common Stock and a $1,000 fee for each meeting of the Board of

Directors attended by such Outside Director. In addition, for serving on a committee of the Board of Directors, each Outside Director receives a $1,000 fee for each meeting of such committee attended by such Outside Director and Outside Directors who serve as Chairman of a Committee receive an additional fee of $1,000 per meeting attended. Currently, there are four Outside Directors of the Company and four employee directors and, effective May 22, 1997, there will be four Outside Directors and three employee directors. Mr. Hay, who was previously employed by the Company, retired in December 1995, and is now considered to be an Outside Director. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees.

                             ELECTION OF DIRECTORS

    The Company has only one class of directors who will be elected at each annual meeting of stockholders. Seven directors have been nominated by the Board of Directors for re-election and to serve in such capacity for a term of one year until the 1998 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

    Unless otherwise specified in the proxy, it is the intention of the persons named in the proxies solicited by the Board of Directors to vote FOR the seven nominees whose biographies are set forth below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted, at the discretion of the holders thereof, for other nominees supported by the Board of Directors in lieu of those unable to serve.

NAME AND PRINCIPAL
  OCCUPATION                                               AGE AND BIOGRAPHICAL INFORMATION
------------------------------------  ---------------------------------------------------------------------------

SALVATORE J. BONANNO................  Salvatore "Sam" J. Bonanno, 56, has been Executive Vice President of
  Vice President of Manufacturing,    Manufacturing, Corporate Planning of the Company and President of Foamex
  Corporate Planning of the Company,  L.P., a Delaware limited partnership and a subsidiary of the Company
  and President of Foamex L.P.        engaged in the foam business ("Foamex L.P."), since July 1995 and director of the Company since February 1996. Effective May 30, 1997, Mr. Bonanno will begin serving as President of the Company. Prior to joining the
                                      Company, Mr. Bonanno was employed with Chrysler Corporation for thirty years, most recently serving as the General Manger of International
                                      Manufacturing Operations. Mr. Bonanno currently serves on the Industrial
                                      Advisory Board of Lawrence Livermore National Laboratories.

MARSHALL S. COGAN...................  Marshall S. Cogan, 59, has been the Chairman of the Board and Chairman of
  Chairman of the Board and Chief     the Executive Committee of the Company since its inception in September
  Executive Officer of the Company    1993 and Chief Executive Officer since January 1994. Effective May 30,
  and Chairman and Chief Executive    1997, Mr. Cogan will resign as Chairman and Chief Executive Officer of the
  Officer of Trace International      Company and Foamex L.P. and will begin serving as Vice Chairman of the
  Holdings, Inc.                      Company. Mr. Cogan served as Vice Chairman of Foamex L.P. from January 1993 until January 1994 and has served as Chairman and Chief Executive Officer of Foamex L.P. since January 1994. Mr. Cogan has been a director of Trace
                                      Foam Company, Inc. ("Trace Foam"), since December 1991 and the Chairman of the Board and President of Trace Foam and its wholly-owned subsidiary Trace
                                      Foam Sub, Inc. ("Trace Foam Sub"), since January 1992 and March 1995, respectively. Mr. Cogan has been the principal stockholder, Chairman or
                                      Co-Chairman of the Board and Chief Executive Officer or Co-Chief Executive
                                      Officer of Trace International Holdings, Inc. ("Trace Holdings"), since
                                      1974. He has also been a member of the Board of Directors of United Auto
                                      Group, Inc. ("UAG"), an affiliate of Trace Holdings, since November 1990, and of Recticel s.a. ("Recticel") since February 1993. On April 17, 1997,
                                      Mr. Cogan became the Chairman and Chief Executive Officer of UAG.
                                      Additionally, Mr. Cogan serves on the Board of Directors of the American
                                      Friends of the Israel Museum and the American Ballet Theater, the Board of
                                      Trustees of The Museum of Modern Art, the Boston Latin School and New York
                                      University Medical Center. Mr. Cogan also serves on several committees of
                                      Harvard University.

ETIENNE DAVIGNON....................  Etienne Davignon, 64, has been a director of the Company since December
  Chairman of Societe General de      1993. Mr. Davignon has been the Chairman of Societe Generale de Belgique, a
  Belgique                            Belgian bank and holding company, and a director of it subsidiary Recticel since April 1989. Mr. Davignon was a Vice President of the EEC Commission
                                      in charge of industry, research and energy from 1977 through 1984. He was the first President of the International Energy Agency. Mr. Davignon
                                      currently serves as a director of, among other companies, Generale de
                                      Banque s.a., Gilead Sciences, Compagnie de Suez s.a., Solvay s.a. and
                                      Kissinger Associates. Mr. Davignon also serves as a member of the
                                      International Advisory Board of Fiat S.p.A. He is the Chairman of the
                                      Association for the Monetary Union of Europe, the Paul-Henri Spaak
                                      Foundation and the Royal Institute for International Relations and is a
                                      member of the European Roundtable of Industrialists, chairing the working group on Trade and Investment.

ANDREA FARACE.......................  Andrea Farace, 41, has been a director of the Company since February 1996.
  President of Trace International    Mr. Farace has been President and a director of Trace Holdings since
  Holdings, Inc.                      December 1994 and December 1993, respectively. Effective May 30, 1997, Mr.
                                      Farace will begin serving as Chairman and Chief Executive Officer of the
                                      Company and Foamex L.P. Prior to December 1993, Mr. Farace held several executive positions within Trace Holdings beginning in April 1991. Mr.
                                      Farace was Senior Executive of C.I.R S.p.A. from May 1990 to March 1991.
                                      Prior to that, Mr. Farace was a Managing Director at Shearson Lehman
                                      Hutton, Inc. Mr. Farace is a director of Trace Foam and CHF Industries,
                                      Inc., both of which are subsidiaries of Trace Holdings as well as Atlantic
                                      Auto Finance, Inc., an affiliate of Trace Holdings, and General Felt
                                      Industries, Inc. ("General Felt") and Foamex Capital Corporation, both of which are subsidiaries of the Company. Additionally, Mr. Farace is a director of the Managed High Income Portfolio, Inc. and a member of the
                                      Advisory Board of the Italy Fund, both of which are NYSE-listed mutual funds.

ROBERT J. HAY.......................  Robert J. Hay, 71, has been the Chairman Emeritus and a director of the
  Chairman Emeritus                   Company since its inception in September 1993. Mr. Hay served as Chairman and Chief Executive Officer of Foamex L.P. from January 1993 until January
                                      1994. Mr. Hay was President of Foamex L.P. and its predecessor from 1972 through 1992. Mr. Hay began his career as a chemist with The Firestone Tire and Rubber Company, a predecessor of Foamex L.P., in 1948.

STUART J. HERSHON...................  Stuart J. Hershon, 59, has been a director of the Company since December
  Orthopedic Surgeon                  1993. He was a member of the Board of Directors of Trace Holdings from
                                      April 1986 until May 1994. He is a board certified, practicing orthopedic surgeon at North Shore University Hospital and at Columbia Presbyterian
                                      Medical Center in New York where he is an assistant clinical professor of orthopedic surgery. Dr. Hershon has served as orthopedic consultant and team physician for certain New York area professional sports teams.

JOHN V. TUNNEY......................  John V. Tunney, 62, has been a director of the Company since May 1994. He
  Chairman of the Board of            has been Chairman of the Board of Cloverleaf Group, Inc., an investment
  Cloverleaf Group, Inc.              company, since 1981, President of John V. Tunney & Associates, Inc. since
                                      1991 and Chairman of the Board of Logan Manufacturing Company since 1993.
                                      Mr. Tunney has served as Vice Chairman of the Board of the Corporate Fund for Housing since 1988. Mr. Tunney served as a U.S. Senator from the State of California from 1971 until 1977. Prior to that, Mr. Tunney served as a member of Congress from the 38th district of California from 1965 until
                                      1971. Mr. Tunney currently serves as a member of the Board of Directors of the Prospect Group, Inc., Garnet Resources Corporation, Illinois Central
                                      Railroad Corp. Enterprise Plan, Inc. and The Forschner Group.

VOTE REQUIRED

    The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for the election of directors of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES LISTED ABOVE.

                OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of April 14, 1997, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive office named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.

                                                                                  BENEFICIAL OWNERSHIP (1)(2)(3)
                                                                              ---------------------------------------
                                                                               NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNERS                                            SHARES      % OF CLASS OUTSTANDING
----------------------------------------------------------------------------  ------------  -------------------------
Trace International Holdings, Inc. (2)......................................    11,349,900               44.8
  375 Park Avenue, 11th Floor
  New York, New York 10152
Trace Foam Sub, Inc. (2)....................................................     7,000,247               27.6
  375 Park Avenue, 11th Floor
  New York, New York 10152
Lion Advisors, L.P. (4).....................................................     3,347,421               13.2
  1301 Avenue of the Americas
  New York, New York 10019
Apollo Advisors, L.P. (4)...................................................     3,347,421               13.2
  2 Manhattanville Road
  Purchase, New York 10577
Marshall S. Cogan (2).......................................................    11,907,400               46.7
Salvatore J. Bonanno (5)....................................................        45,796                  *
Barry Zimmerman.............................................................        15,305                  *
Theodore J. Kall............................................................         4,853                  *
Philip N. Smith, Jr. (5)....................................................        14,094                  *
Etienne Davignon............................................................        15,892                  *
Robert J. Hay...............................................................         8,429                  *
Andrea Farace...............................................................         9,028                  *
Stuart J. Hershon (6).......................................................        31,402                  *
John Rallis.................................................................       359,813                1.4
John V. Tunney (7)..........................................................        15,200                  *
All executive officers and directors as a group
  (17 persons) (2)(5)(6)(7).................................................    12,464,072               48.7

------------------------

*   Less than 1%

(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2) Trace Foam Sub is wholly-owned by Trace Foam, which, in turn, is wholly-owned by Trace Holdings. The number of shares beneficially owned by Trace Holdings includes the shares beneficially owned by Trace Foam Sub. Additionally, 50,000 shares of the Common Stock reported herein are held in trust for the exclusive benefit of participants under the Trace International Holdings, Inc. Retirement Plan for Salaried Employees. Marshall S. Cogan, Chairman of the Board and President of each of Trace

    Foam Sub and Trace Foam, is the Chairman of the Board, Chief Executive Officer and majority stockholder of Trace Holdings. Mr. Cogan disclaims beneficial ownership of the Common Stock owned by Trace Foam Sub or Trace Holdings.

(3) Prior to the sale of JPS Automotive L.P. ("JPS Automotive") to Collins & Aikman Products Co. On December 11, 1996 (the "JPS Automotive Sale"), JPS Automotive was a subsidiary of the Company. Prior to the JPS Automotive Sale, Jerry A. Burns and Dean C. Gaskins were executive officers of the Company. Mr. Burns and Mr. Gaskins are not listed in the table since each, to the best of the Company's knowledge, does not beneficially own any shares of Common Stock.

(4) Lion Advisors, L.P. ("Lion"), pursuant to an investment advisory contract with its client, Marely I s.a. ("Marely"), possess the sole power to vote and dispose of l,548,710 of the indicated shares, which shares are held for the account of Marely. Apollo Advisors, L.P., which is an affiliate of Lion, possess the sole power to vote and dispose of 1,798,711 of the shares in its capacity as managing general partner of AIF II, L.P., for whose account the shares are held. The Common Stock presented in the table includes 531,174 shares of Common Stock issuable to Marely and 531,175 shares issuable to AIF II, L.P. upon the exercise of warrants exercisable at any time on or before October 12, 1999 at an exercise price of approximately $12.30 per share.

(5) Includes shares of the Company's Common Stock held by officers and directors under the Company's 401(k) Plan. In the above table 5,041 of such shares have been included for All Executive Officers and Directors as a Group under the Company's 401(k) Plan. Includes 2,450 shares of Common Stock held by the immediate family members of an executive officer, as to which such executive officer disclaims beneficial ownership.

(6) Includes 1,075 shares of Common Stock held in a trust of which Dr. Hershon is the sole trustee.

(7) Includes 9,000 shares of Common Stock held in a trust of which Mr. Tunney serves as a co-trustee.

                               EXECUTIVE OFFICERS

    Executive offices are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Effective May 30, 1997, Mr. Cogan will resign as Chairman and Chief Executive Officer of the Company and will begin serving as Vice Chairman of the Company. Mr. Cogan will be replaced as Chairman and Chief Executive Office by Mr. Farace. Also effective May 30, 1997, Mr. Rallis will resign as President and Chief Operating Officer of the Company and Mr. Bonanno will begin serving as President of the Company. A brief biography of each executive officer of the Company who served as such at the end of the Fiscal 1996 is provided below (other than Messrs. Bonanno and Cogan, whose biographies are set forth above).

    David E. Bright, 40, has been Vice President, Director of Communications of the Company since March 1994. Prior to joining the Company, Mr. Bright served as the Vice President of Communications for the Knoll Group from 1989 until 1993 and as Vice President of Communications for Knoll International Inc., its predecessor company, from 1987 until 1989.

    William H. Bundy, 56, has been a Senior Vice President of the Company since March 1994 and a Senior Vice President of Foamex L.P. since January 1994. Mr. Bundy served as a director of the Company from September 1993 until May 1994. Mr. Bundy served as President and Chief Operating Officer of the Company from September 1993 until January 1994 and as President and Chief Operating Officer of Foamex L.P. from January 1993 until January 1994. Mr. Bundy was Senior Vice President of Manufacturing of Foamex L.P. from 1984 through 1992. Mr. Bundy began his career as a production manager for the predecessor to Foamex L.P. in 1967.

    Kenneth R. Fuette, 52, has been the Senior Vice President--Finance, Chief Financial Officer and Chief Accounting Officer since January 1996. Prior to that Mr. Fuette served as a Vice President of the

Company or its predecessors from 1983 to 1995 and as Controller of the Company or its predecessors from 1977 to 1995.

    Leonard P. Gineitis, 50, has been the Senior Vice President of Procurement since January 1995. Prior to that, Mr. Gineitis was Vice President of Purchasing of Sealy, Inc. from November 1990 until December 1994 and Director of Corporate Purchasing of Invacare Corporation from October 1988 until November 1990. Prior to that, Mr. Gineitis was the Supervisor of Purchasing for the Intelligent Motion Controls division of Allen Bradley & Company from September 1984 until 1988.

    Paul A. Haslanger, 50, has been Senior Vice President of Strategic Planning and the Technical Products Segment Group of the Company since October 1995. From September 1993 to January 1996, Mr. Haslanger was Senior Vice President of the Company. Mr. Haslanger was also Senior Vice President of Manufacturing of Foamex L.P. from February 1993 to January 1996. Mr. Haslanger was Vice President of Manufacturing of Foamex L.P. and its predecessor from 1984 through January 1993. He began his career with the predecessor to Foamex L.P. in 1969.

    Theodore J. Kall, 56, has been President and Chief Executive Officer of General Felt since April 1995. Mr. Kall previously served as General Felt's National Accounts Manager from July 1993 to April 1995. Mr. Kall has served in various sales, marketing and product management positions with General Felt, including Vice President of Sales and Marketing from 1980 to 1993. He began his career with General Felt in 1974.

    John Rallis, 59, has been a director of the Company since its inception in September 1993 and has been the President and Chief Operating Officer of the Company since January 1994. Effective May 22, 1997, Mr. Rallis will resign as a director of the Company, and effective May 30, 1997, he will resign as President and Chief Operating Officer of the Company. Mr. Rallis served as President of Foamex L.P. from January 1994 until July 1995. Prior to that, Mr. Rallis served as a Senior Vice President of the Company and Foamex L.P. from September 1993 until January 1994. He held various managerial and executive positions with The General Tire & Rubber Company beginning in 1962 prior to becoming President of the foam operations of that company in 1977. In 1980, Mr. Rallis became Chairman and Chief Executive Officer of Great Western Foam Products Corporation and certain related entities ("Great Western"), which was acquired by the Company in 1993.

    Philip N. Smith, Jr., 54, has been Vice President, Secretary and General Counsel of the Company since its inception in September 1993 and of UAG since June 1996. Mr. Smith has been the Secretary of Trace Foam since its inception in October 1990 and a Vice President of Trace Foam since December 1991. Mr. Smith has been a Vice President or Senior Vice President and the Secretary and General Counsel of Trace Holdings since January 1988 and has overseen and been actively involved in transaction negotiations, litigation, stockholder and director relations and other corporate legal matters. Prior to joining Trace Holdings, he was the sole shareholder of a professional corporation which was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

    Barry Zimmerman, 59, has been the Senior Vice President of Productivity and Quality of Foamex L.P. since October 1995 and Chairman, President and a director of Foamex Latin America, Inc. since September 1993. Mr. Zimmerman has been a Senior Vice President or Vice President and Managing Director of Trace Holdings since October 1986. Prior to that, Mr. Zimmerman held several executive positions within Trace Holdings beginning in August 1978. Mr. Zimmerman has been a director of Trace Foam since October 1990. Mr. Zimmerman has served as director of General Felt since March 1993 and Foamex Capital Corporation since July 1992.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION

    The following Summary Compensation Table contains information concerning annual and long-term compensation provided to (i) the Chief Executive Officer,
(ii) each of the four next most highly compensated executive officers of the Company as of the end of Fiscal 1996 and (iii) two other persons who were executive officers during Fiscal 1996 and would have been included in such table but for the fact that they were not executive officers at the end of Fiscal 1996 (collectively, the "Named Executive Officers"), for services rendered in all capacities during the fiscal years 1996, 1995 and 1994.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                              --------------------
                                                       ANNUAL COMPENSATION         SECURITIES
                                                      ----------------------       UNDERLYING           ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS       OPTIONS/SARS(2)      COMPENSATION(3)
-----------------------------------------  ---------  ----------  ----------  --------------------  -----------------
Marshall S. Cogan........................       1996  $  750,000          --          100,000                  --
  Chairman of the Board, Chief Executive        1995     750,000          --          229,167                  --
  Officer                                       1994     750,000          --               --                  --
Salvatore J. Bonanno(3)(4)...............       1996  $  201,850  $  250,000           25,000           $   1,500
  Executive Vice President of                   1995      77,308     100,000           49,590                 700
  Manufacturing, President of Foamex L.P.       1994          --          --               --                  --
Barry Zimmerman(3).......................       1996  $  306,730  $   50,000               --           $   1,500
  Senior Vice President of Productivity         1995     300,000          --           17,569               1,500
  and Quality                                   1994     300,000      80,000               --               1,500
Theodore J. Kall(3)(5)...................       1996  $  260,885  $    4,545            7,616           $   1,500
  President and Chief Executive Officer         1995     228,885      33,600            7,384               1,500
  of General Felt                               1994     175,000          --               --               1,450
Philip N. Smith, Jr.(3)..................       1996  $  265,000          --               --           $   1,500
  Vice President, Secretary and General         1995     315,000          --            7,028               3,202
  Counsel                                       1994     315,000     110,000               --               1,140
Jerry A. Burns(3)(6).....................       1996  $  240,012  $  466,750               --           $   3,675
  Senior Vice President of the Company          1995     250,000      82,908           49,107               2,821
  and Chairman and Chief Executive              1994     125,000     365,653           75,000                 963
  Officer of JPS Automotive
Dean C. Gaskins(3)(6)....................       1996  $  240,296  $  607,313               --           $   3,675
  Executive Vice President and Chief            1995     212,083     130,093           41,353               2,954
  Operating Officer of JPS Automotive           1994      88,615      72,500           30,000                 977

------------------------

(1) Because none of the Named Executive Officers received (i) perquisites in excess of the lesser of $50,000 or 10% of their reported salary and bonus,
    (ii) any other annual compensation required to be reported, (iii) LTIP payouts or (iv) any restricted stock awards, information relating to "Other Annual Compensation", "LTIP Payouts" and "Restricted Stock Awards" is inapplicable and has therefore been omitted from the table.

(2) On December 6, 1995, the Stock Option Plan Committee approved a stock option exchange program (the "Stock Option Exchange Program") which permitted optionees of record as of that date to exchange all options previously granted to be exchanged for new options priced at the fair market value ("FMV") share price as of the close of business on that date. The number of new options (the "New Options") to be exchanged for previously granted options (the "Old Options") was determined on the basis of the ratio of the FMV on December 6, 1995 to the FMV or the discount share value of the options when originally granted. The table above sets forth as compensation for 1995 the number of New Options issued to the Named Executive Officers in exchange for their Old Options. See "Company Stock Option Plan".

(3) The amounts shown represent (i) the Company's matching contribution to the Company's 401(k) plan on behalf of Mr. Bonanno, Mr. Zimmerman, Mr. Smith, and Mr. Kall and (ii) JPS Automotive's matching contribution to JPS Automotive's 401(k) plan on behalf of Messrs. Burns and Gaskins. Mr. Cogan did not participate in a 401(k) plan.

(4) Salvatore J. Bonanno became Executive Vice President of Manufacturing of the Company and President of Foamex L.P. in July 1995.

(5) Theodore Kall became President and Chief Executive Officer of General Felt in April 1995.

(6) The compensation reported for Messrs. Burns and Gaskins in 1994 represents compensation for only part of the year paid after the acquisition, through JPS Automotive, of the business and assets of the automotive products and industrial fabrics divisions of JPS Textile Group, Inc. ("JPS Textile") (the "JPS Automotive Acquisition"). The compensation reported for Messrs. Burns and Gaskins in 1996 represents compensation for only part of the year paid prior to the JPS Automotive Sale on December 11, 1996.

EMPLOYMENT AGREEMENTS

    The Company does not have any employment agreements with its chief executive officer or, with the exception of Salvatore J. Bonanno, any of the other Named Executive Officers who are currently employed by the Company. The Securities and Exchange Commission requires disclosure of any employment agreement between the Company and any Named Executive Officer, whether or not such officer is still employed by the Company.

    On June 26, 1995, Foamex L.P. entered into an employment agreement with Salvatore J. Bonanno, Executive Vice President of Manufacturing of the Company and President of Foamex L.P. The agreement provides for a three-year employment term commencing on February 1, 1994, which employment may be automatically extended for two additional one-year terms unless either party gives written notice as set forth therein. The employment agreement provides that as compensation for all services rendered by Mr. Bonanno, he will receive an annual salary at the rate of $150,000 per annum for the period from June 26, 1995 through June 30, 1996; and at the rate of $250,000 per annum commencing as of July 1, 1996. In addition, Mr. Bonanno will be paid a bonus of $100,000 on or before December 31, 1995 and a bonus of $150,000 on or before June 30, 1996. Mr. Bonanno will be eligible to earn an additional bonus of $100,000 based upon the attainment of company performance targets (including but not limited to, an earnings target) for that period, which targets as required to be mutually established in good faith between Foamex L.P. and Mr. Bonanno. Also, Mr. Bonanno will participate in certain employee benefit plans and receive certain other perquisites. Mr. Bonanno's employment agreement also provides for the grant by the Company's Compensation Committee to Mr. Bonanno of non-qualified options to purchase 55,000 shares of Common Stock at a per share price equivalent to the closing price of the Common Stock on June 26, 1995, which options were exercisable on the date of grant as to 20% of the Common Stock subject thereto, and an additional 20% exercisable on each of the first four anniversaries of the date of grant. The employment agreement further provides that upon termination of the employment agreement (i) by Foamex L.P. for "cause", (ii) by Mr. Bonanno other than for "good reason" (as such terms are defined therein) or (iii) by reason of either party's election not to extend the employment agreement as provided therein, Foamex L.P. shall pay Mr. Bonanno, in addition to any amounts earned but not yet paid, an amount equal to one-year's then current base salary (payable in twelve equal monthly installments). In the event the employment agreement is terminated (i) by Foamex L.P. other than for "cause" or (ii) by Mr. Bonanno for "good reason," Mr. Bonanno shall be entitled to receive the greater of (a) one-year's then current base salary or (b) continued payment of Mr. Bonanno's then current base salary for the remainder of the term of the agreement, subject to certain provisions set forth therein (payable in twelve equal monthly installments). Additionally, during the period for which Mr. Bonanno is receiving continued payment of base salary, Mr. Bonanno would be entitled to receive health care benefits, to continue to participate in other employee benefit plans to the extent permissible under such plans and to receive a supplemental annual pension benefit equal to (i) the annual pension benefit that would have been payable to Mr. Bonanno under the Retirement Plan (as defined therein) had Mr. Bonanno continued to earn credited service under the Retirement Plan until February 1, 1999, reduced by (ii) the annual pension benefit payable to Mr. Bonnanno under the Retirement Plan. The employment agreement prohibits Mr. Bonanno from owning any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by Foamex L.P. Additionally, the employment agreement provides that for a period of one year following his termination date, Mr. Bonanno may not, among other things, engage in any business activities reasonably determined by Foamex L.P. to be competitive with any substantial type or kind of busines activities conducted by Foamex L.P. at the time of termination.

EMPLOYMENT AND OTHER AGREEMENTS RELATING TO OFFICERS OF JPS AUTOMOTIVE

    In connection with the JPS Automotive Acquisition, JPS Automotive entered into an employment agreement with Jerry A. Burns, Chief Executive Officer of JPS Automotive, which was guaranteed by the Company. In connection with the JPS Automotive Sale, JPS Automotive agreed to make the Company whole for any amounts paid to Mr. Burns pursuant to this guarantee. The agreement provides for a three-year term commencing on July 22, 1994, and automatically renews for additional one-year terms unless notice of termination is given by the Board of Directors of JPSGP Inc. ("JPSGP"). The agreement provides that as compensation for all services rendered, Mr. Burns will receive compensation of $250,000 per year plus salary increases and bonuses during the term of the agreement at the discretion of the JPSGP Board of Directors. Additionally, Mr. Burns may participate in certain other bonus plans specified in his employment agreement contingent on JPS Automotive achieving certain performance and EBITDA levels, may participate in employee benefit plans on the same basis as other senior officers of JPS Automotive and may be granted such other perquisites as Mr. Burns and the JPSGP Board of Directors may agree upon. Mr. Burns' employment agreement further provides for the grant by the Company's Compensation Committee to Mr. Burns of non-qualified options to purchase 75,000 shares of Common Stock at a per share price equivalent to the closing price of the Common Stock on June 28, 1994, which options were exercisable on the date of grant as to 20% of the Common Stock subject thereto, and an additional 20% exercisable on each of the first four anniversaries of the date of grant. In the event Mr. Burns' employment agreement is terminated for any reason other than for "cause" or "good reason" (as such terms are defined in the agreement), Mr. Burns is entitled to receive an amount equal to his annual base salary (excluding bonuses) payable in monthly installments over not more than twelve months plus continuation, during the severance payment period, of all medical benefits to which Mr. Burns was entitled under the agreement. Additionally, for a period of one year from the termination of the agreement for "cause" or a Voluntary termination without "good reason" (as such terms are defined in the agreement), Mr. Burns may not (i) induce JPS Automotive employees to leave the employ of JPS Automotive, (ii) solicit customers of JPS Automotive within six months of such termination or (iii) engage in any business which would be competitive with the Company or JPS Automotive, or any subsidiary of either existing as of July 22, 1994.

    On September 1, 1995, JPS Automotive and Mr. Gaskins entered into an employment agreement. The agreement provides for a three-year term commencing on September 1, 1995, and automatically renews for additional one-year terms unless notice of termination is given by the JPSGP Board of Directors. The agreement further provides that as compensation for all services rendered, Mr. Gaskins will receive compensation of $250,000 per year and shall be eligible to receive annual bonuses and participate in any executive incentive programs and employee benefit plans commensurate with his position as may from time to time be in effect. Mr. Gaskins' agreement provides for the grant by the Company's Stock Option Plan Committee of options to purchase 30,000 shares of Common Stock at a per share price equivalent to the closing price of the Common Stock on September 1, 1995, which options will be exercisable 20% annually, beginning one year after the date of grant. In the event the agreement is terminated for any reason, Mr. Gaskins shall be entitled to receive any base salary or other compensation earned and not paid, including any bonuses for which Mr. Gaskins is eligible and has not yet received prior to the effective date of such termination. In the event the agreement is terminated by (i) JPS Automotive for "cause" or (ii) Mr. Gaskins other than for "good reason" (as such terms are defined in the agreement), Mr. Gaskins shall be entitled to receive an amount equal to one year's then current base salary, in twelve equal monthly installments following the date of such termination plus continuation during the severance period of all health care benefits, at JPS Automotive's expense, and participation in other JPS Automotive benefit plans to the extent permissible under the terms of such plans. Additionally, for a period of one year from any termination of employment with JPS Automotive, Mr. Gaskins shall not, directly or indirectly, (i) engage in any business activities reasonably determined by the Company to be competitive with JPS Automotive at the time of such termination; (ii) solicit or induce JPS Automotive employees to leave the employ of JPS Automotive or (iii) divert, or attempt to divert, any customer or supplier from doing business with JPS Automotive.

    In October 1995, the Board of Directors of the Company approved a plan to evaluate the potential reduction of long-term debt with, among other things, substantially all of the proceeds from the possible sale of the automotive carpet, trim and/or textile businesses of JPS Automotive (which together comprise substantially all of the assets of JPS Automotive). In connection with such plans, the Company implemented enhanced severance benefits (the "Severance Plan") and a bonus plan for certain executives of JPS Automotive, including Messrs. Burns and Gaskins. Under the Severance Plan, if either Mr. Burns or Mr. Gaskins were involuntarily separated from JPS Automotive within one year of closing of such a sale, he would be entitled to one additional year of his current base salary under his employment agreement in addition to the benefits under his employment agreement. The bonus plan provided for bonuses which were payable upon the sale of one or more of the divisions of JPS Automotive. In connection with the JPS Automotive Sale, Mr. Burns and Mr. Gaskins were each paid a $250,000 bonus.

COMPANY STOCK OPTION PLAN

    Upon completion of the Company's initial public offering in December 1993 (the "IPO"), pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan"), non-qualified stock options were issued to purchase (i) 248,600 shares of Common Stock at an exercise price equal to 90% of the $15.00 per share offering price in the IPO (the "IPO Price"), (ii) 1,000,000 shares of Common Stock at an exercise price equal to the IPO Price and (iii) 750,000 shares of Common Stock at an exercise price equal to 150% of the IPO Price. All outstanding options were exchanged in connection with the Stock Option Exchange Program described below. The options which were granted with an exercise price equal to 90% or 150% of the IPO Price will become exercisable in cumulative annual installments of 20% each, beginning as of January 1, 1994. The options which were granted with an exercise price equal to the IPO Price will become exercisable in cumulative annual installments of 20% each, beginning January 1, 1995.

    During 1996, 1995 and 1994, the Stock Option Committee granted 202,240, 150,000 and 145,000 options to purchase Common Stock to officers or key employees of the Company, respectively, pursuant to the Stock Option Plan. The 1996 options were granted at exercise prices of $6.875 to $10.25 per share, the 1995 options were granted at exercise prices ranging from $7.625 to $19.50 per share and the 1994 options were granted at an exercise price of $10.50 per share, all such exercise prices representing the closing price of the Common Stock on each grantees' date of hire or the date of grant. See "Stock Option Exchange

Program" below. Twenty percent of the options granted in 1996 will vest each year beginning December 6, 1996. With the exception of Messrs. Burns and Gaskins and one other employee who is not a Named Executive Officer, whose vesting provisions were determined in accordance with their respective employment agreements, the 1995 and 1994 options will vest 20% annually, beginning one year after the grantees' date of hire.

    STOCK OPTION EXCHANGE PROGRAM

    On December 6, 1995, the Stock Option Plan Committee approved the Stock Option Exchange Program which permitted optionees of record as of that date to exchange all options previously granted to be exchanged for options priced at the FMV share price, $6.875, as of the close of business on that date. The number of New Options to be exchanged for previously granted Old Options was determined on the basis of the ratio of the FMV on December 6, 1995 to the FMV or the discount share value of the options when originally granted. New Options were not exerciseable until December 6, 1996 and will vest and expire upon the same terms as the Old Options.

                                          STOCK OPTION PLAN COMMITTEE
                                          JOHN V. TUNNEY, CHAIRMAN
                                          STUART J. HERSHON

    The following table provides information on option grants in Fiscal 1996 by the Company to the Named Executive Officers.

           FOAMEX INTERNATIONAL OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                                                           POTENTIAL REALIZABLE
                                        NUMBER OF                                                            VALUE AT ASSUMED
                                       SECURITIES     % OF TOTAL                                          ANNUAL RATES OF STOCK
                                       UNDERLYING    OPTIONS/SARS     EXERCISE                  MARKET      PRICE APPRECIATION
                                        OPTIONS/      GRANTED TO       OR BASE                 PRICE ON     FOR OPTION TERM(2)
                                          SAR'S      EMPLOYEES IN       PRICE     EXPIRATION    DATE OF   ----------------------
                                       GRANTED(#)     FISCAL YEAR      ($/SH)        DATE        GRANT        5%         10%
                                       -----------  ---------------  -----------  -----------  ---------  ----------  ----------
Marshall S. Cogan....................     100,000           49.4%     $   6.875     05/17/06   $  12.125   1,814,017   3,114,691
Salvatore J. Bonanno.................      25,000           12.4%         6.875     05/17/06      12.125     453,504     778,673
Theodore J. Kall.....................       7,616            3.8%         6.875     05/17/06      12.125     138,156     237,215

------------------------

(1) Messrs. Zimmerman, Smith, Burns and Gaskins are not included in this table since no options were granted during Fiscal 1996.

(2) Based on December 29, 1996 market value of the Company's common stock of $16 1/8 per share.

TRACE HOLDINGS STOCK OPTION PLAN

    In 1987, Trace Holdings established a Nonqualified Stock Option Plan (the "Trace Holdings Option Plan"), under which options for the purchase of shares of common stock of Trace Holdings may be granted to officers, directors and employees of Trace Holdings or its affiliates. Under the Trace Holdings Option Plan, options may generally be granted for a term not to exceed eleven years and are exerciseable at the cumulative rate of one-third per year on the fifth, sixth and seventh anniversaries of the date of grant. Under the Trace Holdings Option Plan, the option exercise price of an option may not be less than the fair market value of the common stock of Trace Holdings as of the date of grant. In 1987, Trace Holdings granted options to Mr. Zimmerman to purchase 595 shares of common stock of Trace Holdings, and in 1988, Trace Holdings granted options to Mr. Smith to purchase 120 shares of common stock of Trace Holdings. The options granted to Mr. Zimmerman have an exercise price of $260 per share, and the options granted to Mr. Smith have an exercise price of $1,450 per share. The options granted to Mr. Zimmerman and Mr. Smith expire eleven years from the date of grant. No options have been subsequently granted to Named Executive Officers of the Company.

AGGREGATE OPTION VALUES

    The following table sets forth as of December 29, 1996 the number of options for the Company's Common Stock, the number of options for Trace Holdings' common stock and the value of the unexercised options and SARs held by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES (1)

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS    IN-THE-MONEY OPTIONS/SARS
                                                             AT FISCAL YEAR END(2)        AT FISCAL YEAR END(3)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Marshall S. Cogan........................................     157,500        171,667   $  1,456,875   $ 1,587,920
Salvatore J. Bonanno.....................................      14,918         59,672        137,992       551,966
Barry Zimmerman..........................................       7,791          9,778         72,067        90,447
                                                                  595(4)      --                   (5)             (5)
Theodore J. Kall.........................................       4,853         10,147         44,890        43,860
Philip N. Smith, Jr......................................       3,117          3,911         28,832        36,177
                                                                  120(4)      --                   (5)             (5)
Jerry A. Burns...........................................      29,464(6)       19,643(6)      475,107(6)      316,743(6)
Dean C. Gaskins..........................................      16,128(6)       25,226(6)      260,064(6)      406,769(6)

------------------------

(1) No stock options or SARs were exercised in 1996.

(2) Except as otherwise noted, these options are for common stock of the Company and were granted pursuant to the Stock Option Plan.

(3) As of December 29, 1996, the market value of the Company's common stock was $16 1/8 per share.

(4) These options are for common stock of Trace Holdings and were granted pursuant to the Trace Holdings Option Plan.

(5) Trace Holdings is a privately-held company. There is no public market for its securities and no valuation of Trace Holdings for the purpose of ascertaining the value of stock options has been undertaken.

(6) Mr. Burns and Mr. Gaskins exercised all of their exerciseable options in February 1997. Pursuant to the terms of their employment agreements, all of the unexerciseable options of Mr. Burns and Mr. Gaskins expired in February 1997 in connection with their departure from the Company pursuant to the JPS Automotive Sale.

PENSION PLANS

    Effective December 31, 1994, the Foamex L.P. Salaried Employees Retirement Plan (the "Foamex Plan") merged with the General Felt Industries, Inc. Retirement Plan for Salaried Employees and the General Felt Industries, Inc. Pension Plan for Bargaining Unit Employees National Sponge Cushion Division. The surviving plan is called the Foamex Group Salaried Employees Pension Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit pension plan that is qualified under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and in which executive officers are eligible to participate.

    The following table illustrates estimated annual pensions under the Retirement Plan for various compensation levels and periods of credited service, assuming present compensation rates at all points in the past and until Normal Retirement Date (as defined in the Retirement Plan) and a constant Social Security Wage Base ($65,400 in 1997). The pension amount is expressed as a life annuity with certain benefits continuing to the spouse.

                               PENSION PLAN TABLE

                                                                           YEARS OF CREDITED SERVICE
                                                             -----------------------------------------------------
                                                                15         20         25         30         35
                                                             ---------  ---------  ---------  ---------  ---------
Current Compensation:
$125,000...................................................  $  25,400  $  33,867  $  42,334  $  50,801  $  59,267
$160,000 and above.........................................  $  31,607  $  41,742  $  52,178  $  62,613  $  73,049

    The Retirement Plan is a career pay plan. The Retirement Plan formula is 1.25% of annual compensation up to the Social Security Wage Base and 1.75% of annual compensation in excess of the Social Security Wage Base, subject to an annual compensation limit of $160,000. Prior to September 1, 1994, the Foamex Plan was a final average pay plan, with retirement benefits based upon earnings for the five consecutive years within the last ten years which yield the highest average yearly salary ("Final Average Compensation"). Annual benefit calculations under the Foamex Plan for service prior to June 1, 1994, will be the years of credited service multiplied by the sum of 2.0% of Final Average Compensation and 0.4% of Final Average Compensation in excess of the average of the Social Security Wage Bases over the 35 year period ending with the year an employee reaches age 65 (such 35 year average referred to herein as the "Covered Compensation"). For service subsequent to May 31, 1994, but before September 1, 1994, annual benefit calculations will be the years of credited service multiplied by the sum of 1.1% of Final Average Compensation and 0.4% of Final Average Compensation in excess of Covered Compensation. The actuarially determined cost of providing benefits under the Retirement Plan is provided by the Company. The participants are neither required nor permitted to make contributions.

    The compensation used as a basis for computing pension benefits is primarily based on salaries set forth in the Summary Compensation Table and excludes bonuses set forth therein. In 1996 and 1995, the compensation used as a basis for computing the pension of each of the executive officers named in the Summary Compensation Table was as follows: Mr. Cogan, $150,000 and $150,000, respectively; Mr. Bonanno, $150,000 in 1996; Mr. Zimmerman, $150,000 and $150,000, respectively; Mr. Smith, $150,000 and $150,000, respectively; and Mr. Kall $150,000 and $150,000, respectively. Mr. Bonanno was not a plan participant in 1995 and Messrs. Burns and Gaskins were not plan participants in 1995 or 1996.

    The estimated annual benefits under the Retirement Plan payable on retirement at normal retirement age, or immediately if the individual has reached normal retirement age, for each of the employees named in the Summary Compensation Table are as follows: Mr. Cogan, $23,250; Mr. Bonanno, $24,050; Mr. Zimmerman, $22,100; Mr. Smith, $35,260; and Mr. Kall $43,550. These amounts assume the employees continue their employment with Foamex L.P. at present salary levels until normal retirement age. As of December 29, 1996, the employees named in the Summary Compensation Table had been credited with years of service under the Retirement Plan as follows: Mr. Cogan, 3.83 years; Mr. Bonanno, 0.50 years; Mr. Zimmerman, 3.83 years; Mr. Smith, 3.83 years; and Mr. Kall, 22.08 years.

JPS AUTOMOTIVE PLAN

    Prior to the JPS Automotive Acquisition, Messrs. Burns and Gaskins were participants in the Retirement Plan for Employees of JPS Textile (the "Textile Plan"). Upon the JPS Automotive Acquisition, Messrs. Burns and Gaskins ceased accruing benefits under the Textile Plan. As a consequence of the JPS Automotive Acquisition, JPS Automotive obligated itself to adopt a plan that would be substantially comparable to the Textile Plan (the "New JPS Automotive Plan"). JPS Automotive adopted the New JPS Automotive Plan effective January 1, 1995 at which time Messrs. Burns and Gaskins became participants in the New JPS Automotive Plan.

    The estimated annual benefit under the New JPS Automotive Plan payable at normal retirement age is approximately $25,000 for each of Mr. Burns and Mr. Gaskins and assumes that each of them will continue their respective employment with JPS Automotive at their present salaries until normal retirement age. Pursuant to the JPS Automotive Sale, JPS Automotive is no longer a subsidiary of the Company.

IRS LIMITATIONS

    Under the Internal Revenue Code, a participant's compensation in excess of $160,000 (as adjusted to reflect cost of living increases) is disregarded for purposes of determining pension benefits. Benefits accrued for plan years prior to 1994 on the basis of certain compensation in excess of $160,000 are preserved. In addition, as required by law, the maximum annual pension payable to a participant under a qualified pension plan in 1997 is $125,000, in the form of a qualified joint and survivor annuity, although certain benefits are not subject to such limitation. Such limits have been included in the calculation of estimated annual benefit amounts listed above for each of the Named Executive Officers. The Company does not have a non-qualified defined benefit plan to provide payments in excess of limits imposed by the Internal Revenue Service.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FILINGS BY REFERENCE, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE (THE "COMPENSATION COMMITTEE") AND STOCK OPTION PLAN COMMITTEE (THE "STOCK OPTION COMMITTEE") ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

           REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION
                    PLAN COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of officers and other key executives of the Company. The Compensation Committee approves all elements of compensation for Executive Officers. The Stock Option Committee is responsible for the administration of the 1993 Stock Option Plan.

EXECUTIVE COMPENSATION

    The Company's compensation program consists of base salary, incentive programs, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Company's Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives. The compensation levels for Mr. Bonanno and certain other officers of the Company (or its subsidiaries) who are not Named Executive Officers, are determined pursuant to the terms of their respective employment agreements. The compensation levels for Messrs. Burns and Gaskins were determined pursuant to the terms of their employment agreements prior to the JPS Automotive Sale. See "Compensation of Executive Officers--Employment Agreements."

    The Compensation Committee will meet at least annually to review salary increases for the current year and incentive payments to be made in connection with the previous year's performance. The Compensation Committee will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee will receive input from the Company's President, Chief Operating Officer and Executive Vice President of Manufacturing and the Company's Human Resources Department.

BASE SALARY

    The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and the Company's ability to pay. In December 1995, the Compensation Committee adopted a salary reduction program (the "Salary Reduction Program") pursuant to which all key employees of Foamex L.P. with annual salaries in excess of $150,000 received a 5% salary reduction effective January 1, 1996. The Salary Reduction Program further provided that if certain pre-established goals were met, (i) executives would receive a cash award equal to the amount of the salary reduction, (ii) salaries would be re-set to pre-reduction levels and (iii) a merit increase pool would be reinstated for potential salary increases (collectively, the "Readjustment Payments"). Pursuant to the Salary Reduction Program, upon achievement of such pre-established goals, all such key employees received Readjustment Payments in October 1996. The Compensation Committee believes that the Salary Reduction Program emphasized the importance of reducing costs and focusing on performance, thereby helping to increase earnings and shareholder value.

BONUS

    Bonus payouts to executive officers and other key employees of the Company are generally based on the attainment of corporate earnings goals. No bonus payments were made to the Company's executive officers and key employees, with the exception of Messrs. Bonanno, Zimmerman, Burns and Gaskins, and certain other employees who are not Named Executive Officers. The bonuses of Messrs. Bonanno, Burns and Gaskins were determined pursuant to the terms of their respective employment agreements and were based upon achieving certain pre-established financial goals for Foamex L.P. or JPS Automotive. For more information on Messrs. Bonanno's, Burns' and Gaskins' bonus arrangements, see "Compensation of Executive Officers--Employment Agreements."

OPTIONS

    The Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to executive officers or key employees of the Company with a maximum term of ten years.

    In 1996, the Stock Option Committee granted 202,240 options to purchase Common Stock to officers or key employees of the Company pursuant to the Stock Option Plan. Such options were granted at exercise prices of $6.875 to $10.25 per share, which price represents the closing price of the Common Stock on each officer's or key employee's date of hire or the date of grant. Twenty percent of the options granted in 1996 will vest each year beginning December 6, 1996.

CHIEF EXECUTIVE OFFICER

    In 1996, Mr. Cogan received $750,000 in compensation from the Company. Mr. Cogan's salary was approved based upon a review of market data for similar positions, the exceptional contribution already made by Mr. Cogan to the Company as well as his continued leadership in positioning the Company to take advantage of emerging domestic and international long-term growth opportunities. Effective January 1, 1996, Mr. Cogan's salary was reduced by 5%, pursuant to the Company's Salary Reduction Plan. Mr. Cogan's salary, however, was re-set to its pre-reduction level ($750,000) later in Fiscal 1996 upon achievement of certain pre-established goals, in accordance with the Salary Reduction Program discussed above.

POLICY REGARDING QUALIFYING COMPENSATION

    Section 162(m) of the Internal Revenue Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation, unless the compensation is treated as performance related. The compensation paid to each of the Company's Named Executive Officer's is less than the $1,000,000 threshold. The Compensation Committee has not yet made any policy decisions with respect to this limit.

COMPENSATION COMMITTEE                         STOCK OPTION PLAN COMMITTEE

JOHN V. TUNNEY, CHAIRMAN                                          JOHN V. TUNNEY, CHAIRMAN
STUART J. HERSHON                                                 STUART J. HERSHON

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised entirely of Outside Directors. No employee of the Company serves on the Compensation Committee. The Company is not aware of any other corporation in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. Carl Spielvogel was a member of the Committee until his resignation from the Board of Directors on March 7, 1997 and was the Chairman and Chief Executive Officer of UAG, an affiliate of Trace Holdings of which Trace Holdings indirectly owns approximately 40%, until his resignation on April 17, 1997. Mr. Cogan is the Chairman of the Executive Committee of UAG, which determined Mr. Spielvogel's compensation at UAG.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company regularly enters into transactions with its affiliates on terms it believes to be the same as could be obtained in third party transactions. Payments to affiliates by Foamex L.P. and its subsidiaries in connection with any such transactions are governed by the provisions of the indentures for their public debt securities which generally provide that such transactions be on terms comparable to those generally available in equivalent transactions with third parties.

TECHNOLOGY SHARING ARRANGEMENTS

    In December 1992, Foamex, L.P., Recticel and Beamech Group Limited ("Beamech"), an unaffiliated third party, formed a Swiss corporation to develop new manufacturing technology for the production of polyurethane foam. Each of Foamex, L.P., Recticel and Beamech contributed or caused to be contributed to such corporation a combination of cash and technology valued at $1.5 million, $3.0 million and $1.5 million, respectively, for a 25%, 50% and 25% interest, respectively, in the corporation. Foamex, L.P., Recticel and their affiliates have been granted a royalty-free license to use certain technology, and it is expected that the corporation will license use of such technology to other foam producers in exchange for royalty payments.

TAX SHARING AGREEMENT

    In 1992, Foamex L.P. and its partners entered into a tax sharing agreement, as amended (the "Foamex L.P. Tax Sharing Agreement"), pursuant to which Foamex L.P. agreed to make quarterly distributions to its partners which, in the aggregate, will equal the tax liability that Foamex L.P. would have paid if it had been a Delaware corporation filing separate tax returns rather than a Delaware partnership. In connection with the IPO and the attendant reallocation of partnership interests, the Foamex L.P. Tax Sharing Agreement was amended to provide that 99% of the payments would be made to the Company and its subsidiaries and 1% of the payments would be made to Trace Foam. In 1996, Foamex L.P. made payments pursuant to the terms of the Foamex L.P. Tax Sharing Agreement of approximately (i) $3.5 million to the Company and its subsidiaries and (ii) $45,000 to Trace Foam.

INDEMNIFICATION REGARDING ENVIRONMENTAL MATTERS

    Pursuant to an Asset Transfer Agreement (the "RFC Asset Transfer Agreement") between Foamex L.P. and Recticel Foam Corporation ("RFC"), Foamex L.P. is indemnified by RFC for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the RFC Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring before October 2, 1990 or occurring after October 2, 1990 to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the RFC Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by RFC for any liabilities arising under Environmental Laws (as defined in the RFC Asset Transfer Agreement) relating to current or former RFC assets and for any liability for property damage or bodily harm relating to products of the transferred business shipped on or prior to October 2, 1990. Such indemnification is limited after December 1993 unless such liability is covered by insurance. Foamex L.P. has agreed to assume certain known environmental liabilities relating to the assets transferred by RFC to Foamex L.P., with an estimated redemption cost of less than $0.5 million, in exchange for a cash payment by RFC to Foamex L.P. approximately equal to the remediation cost for such environmental liabilities.

    Pursuant to the Asset Transfer Agreement, dated as of October 2, 1990, as amended, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement"), Foamex L.P. is indemnified by Trace Holdings for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the Trace Holdings Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring after October 2, 1990, to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the Trace Holdings Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by Trace Holdings for any liabilities arising under Environmental Laws (as defined in the Trace Holdings Asset Transfer Agreement) relating to current or former Trace Holdings' assets and for any liability relating to products of the transferred business shipped on or prior to October 2, 1990.

CERTAIN TRANSACTIONS RELATING TO THE ACQUISITION OF GENERAL FELT

    In connection with the Company's acquisition of General Felt in March 1993, Trace Holdings and General Felt entered into the General Felt Reimbursement Agreement pursuant to which Trace Holdings has agreed to reimburse General Felt on a PRO RATA basis reflecting the period of time each has occupied the facility for costs relating to a cleanup plan for a facility in Trenton, New Jersey formerly owned by General Felt. In Fiscal 1996, such PRO RATA amount attributable to Trace Holdings was approximately $97,000.

CERTAIN TRANSACTIONS RELATING TO THE ACQUISITION OF GREAT WESTERN

    In connection with its acquisition of Great Western in May 1993, Foamex, L.P. entered into lease agreements dated May 1993, with Mr. Rallis, individually, or an affiliate of Mr. Rallis, relating to former Great Western manufacturing facilities. Aggregate lease payments in 1996 were $1.7 million. In connection therewith, Foamex L.P. has the option to purchase each of these properties at any time after April 2001 at a price equal to fair market value.

    Part of the aggregate consideration paid by Foamex L.P. for the assets of Great Western was in the form of a subordinated promissory note payable to Mr. Rallis in an original principal amount of $7,014,864 that bears interest at a rate of 6.0% per annum payable semi-annually.

OTHER TRANSACTIONS

    The Company made charitable contributions to the Trace International Holdings, Inc. Foundation (the "Foundation") in the amount of $200,000 in Fiscal 1996. The Foundation is a Delaware tax-exempt private foundation. Marshall S. Cogan, Chairman and Chief Executive Officer of the Company and Foamex L.P., is the sole director of the Foundation.

    On July 8, 1993, Foamex L.P. loaned $3.0 million to Trace Holdings which loan was evidenced by a promissory note from Trace Holdings to Foamex L.P. at a rate of 9.5% interest in the original principal amount of $3.0 million. On July 7, 1995, such note was amended and restated to include the original loan amount of $3.0 million and other receivables of $1.4 million. In July 1996, Foamex L.P. and Trace Holdings agreed to extend the terms of the note for an additional year and a new promissory note was executed. The note is due on demand, or if no demand is made, on July 7, 1997. Interest is due and payable quarterly.

    In 1992, Foamex L.P. and Trace Foam entered into a management services agreement pursuant to which Trace Foam provides Foamex L.P. with general managerial services of a financial, technical, legal, commercial, administrative and/or advisory nature for an annual fee of $1.75 million, and reimbursement of expenses incurred. Management believes that the agreement is no less favorable to Foamex L.P. than that which Foamex L.P. could have obtained from unaffiliated third parties. In addition, certain employees of Trace Holdings and its affiliates provide services to the Company.

    Trace Holdings rents approximately 5,900 square feet of general, executive and administrative office space in New York, New York from Foamex L.P. on substantially the same terms as Foamex L.P. leases such space from a third party lessor. The lease commenced October 1, 1993 and the occupancy and rent payments commenced on October 1, 1994. The lease provides for an initial term of 11 years and expires on September 30, 2004. The lease provides for two optional five-year renewal periods at the fair market rental value of the property on the first day of such renewal term. The annual rental for the period October 1, 1994 through September 30, 1999 is $679,868 and for the period October 1, 1999 through September 30, 2004 is $735,652. Under the lease, Foamex L.P. is required to pay certain excess real estate taxes and operating expenses incurred by lessor relating to the property for which it will be proportionally reimbursed by Trace Holdings. The rental terms were the result of arm-length negotiations between Foamex L.P. and the third party lessor. Trace Holdings will reimburse, through increased rent, Foamex L.P. for the cost of any leasehold improvements applicable to the space occupied for the benefit of Trace Holdings.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. as the independent accountants of the Company for Fiscal 1997. Coopers & Lybrand L.L.P. will examine the financial statements of the Company for the year 1997. This firm has examined the accounts of the Company since its inception in 1993 and for Foamex L.P. and its subsidiaries since fiscal year 1992. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to questions.

VOTE REQUIRED

    The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for the ratification of the independent accountants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS.

                          SHARE INVESTMENT PERFORMANCE

    The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on (i) December 7, 1993, the date of the Company's IPO; (ii) the close of the market on December 31, 1993; (iii) the close of the market on December 31, 1994; (iv) the close of the market on December 31, 1995; and (v) the close of the market on December 31, 1996 against the Standard & Poor's Index ("S&P 500") and an industry peer group consisting of the following companies: Armstrong World Industries, Inc., Leggett & Platt, Inc., Sealed Air Corporation and Shaw Industries, Inc.

                COMPARISON OF 37-MONTH CUMULATIVE TOTAL RETURN*
            AMONG THE COMPANY, THE S & P 500 AND INDUSTRY PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        FOAMEX INTERNATIONAL,
              S&P 500    PEER GROUP             INC.
12/07/1993         100           100                        100
Dec-93             100           116                        111
Dec-94             101            81                         66
Dec-95             139           109                         48
Dec-96             171           131                        108

* $100 invested on 12/07/93 in stock or index, including reinvestment of dividends.

       FILINGS UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes of ownership with the SEC and the NASDAQ National Market System, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with.

                 STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 1998

    Any proposals intended to be presented to stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement for such annual meeting by December 31, 1997. Such proposals must meet other requirements of the rules of the SEC relating to stockholders' proposals and the requirements set forth in the Company's By-Laws.

    Pursuant to the By-Laws, stockholders proposing business to be brought before the Annual Meeting must deliver written notice thereof to the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting. The stockholder's notice must contain a brief description of the business and reasons for conducting the business at an annual meeting, the name and address of the stockholder making the proposal, and any material interest of the stockholder in the business. The stockholder is also required to furnish a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business.

                                 OTHER BUSINESS

    It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

    Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

    It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

                                          By Order of the Board of Directors

                                          /s/ Philip N. Smith, Jr.

                                          Philip N. Smith, Jr.
                                          May 1, 1997

                           FOAMEX INTERNATIONAL INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned hereby revokes all prior proxies and appoints Marshall
S. Cogan, John Rallis and Philip N. Smith, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Foamex International Inc. Common Stock which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, May 22, 1997, at 10:30 a.m., at the offices of the Corporation, 1000 Columbia Ave., Linwood, PA 19061, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

     THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2.



                         (Continued on reverse side)


                          /\ FOLD AND DETACH HERE /\


To elect seven directors to serve until the 1998 annual meeting of stockholders or until their respective successors are duly elected and qualified:

FOR all nominees listed     WITHHOLD authority     SALVATORE J. BONANNO, MARSHALL S. COGAN, ETIENNE DAVIGNON, ANDREA FARACE,
 (except as marked to    to vote for all nominees  ROBERT J. HAY, STUART J. HERSHON, JOHN V. TUNNEY
     the contrary)                listed
                                                   INSTRUCTIONS: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.
                                                   _________________________________________________________________________

To ratify the selection of Coopers & Lybrand L.L.P. as the       3. To transact such other business as may properly come
Company's independent accountants for the year ending               before the meeting or any adjournment or postponement
December 28, 1997 ("Fiscal 1997"); and                              thereof.

          FOR      AGAINST      ABSTAIN


                                                                             _______________________________________________


                                                                             _______________________________________________
                                                                                       Signature of Stockholder(s)

                                                                             _______________________________________________
                                                                             Date

                                                                             Note: Please sign your name exactly as it is
                                                                             shown at the left. When signing as attorney,
                                                                             executor, administrator, trustee, guardian or
                                                                             corporate officer, please give your full title
                                                                             as such. EACH joint owner is requested to sign.


                  PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                                                /\ FOLD AND DETACH HERE /\

